Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tompkins Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-231413, 333-212636, and 333-229469) on Form S-8 and in the registration statements (No. 333-240069 and 333-226312) on Form S-3 of Tompkins Financial Corporation and subsidiaries (the “Company”) of our reports dated March 1, 2021 with respect to the consolidated statements of condition of the Company as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, cash flows, and changes in shareholders’ equity for each of the years in the three‑year period ended December 31, 2020, and the related notes (the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of the Company.

Our report on the consolidated financial statements refers to a change in the method of accounting for the recognition and measurement of credit losses on January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.

/s/ KPMG LLP
Rochester, New York
March 1, 2021